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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 26, 2002


                        BEI MEDICAL SYSTEMS COMPANY, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                       0-17885                  71-0455756
      --------------                 -------------            ----------------

(State or other jurisdiction          (Commission            (I.R.S. Employer
    of incorporation)                 File Number)           Identification No.)


                               100 HOLLISTER ROAD
                           TETERBORO, NEW JERSEY 07608
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (201) 727-4900

                              --------------------


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ITEM 1. CHANGE IN CONTROL OF REGISTRANT.

        On May 13, 2002, BEI Medical Systems Company, Inc., a Delaware corporation ("BEI"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Boston Scientific Corporation, a Delaware corporation ("Parent") and Broadway Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"). Pursuant to the Merger Agreement, the Purchaser commenced a tender offer on May 30, 2002 (the "Offer"), to purchase (i) all of the issued and outstanding shares of common stock, par value $0.001 per share, of BEI (including the associated preferred stock purchase rights, the "Common Shares") at a purchase price of $6.8426 per Common Share, net to the seller in cash, without interest, and (ii) all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of BEI ( the "Series A Shares" and together with the Common Shares, the "Shares") at a purchase price of $13.6852 per Series A Share, net to the seller in cash, without interest. The Offer expired at 11:59 p.m., New York City time, on Wednesday, June 26, 2002.

        On June 26, 2002, Parent, through the Purchaser, accepted 1,114,485 Series A Shares validly tendered and not withdrawn prior to the expiration of the Offer and 9,634,444 Common Shares validly tendered and not withdrawn prior to the expiration of the Offer, collectively constituting approximately 96.3% of BEI's outstanding voting securities on an as-if converted to common stock basis on that date. On July 2, 2002, Purchaser paid for the Shares accepted on June 26, 2002, at the Offer price of $6.8426 per Common Share and $13.6852 per Series A Share. According to the Purchaser and Parent, the source of funds for the purchase of BEI Shares was Parent's existing resources or borrowing availability pursuant to the revolving credit facilities of Parent that are more fully described in Amendment No. 1 to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the Securities and Exchange Commission on June 18, 2002.

        The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into BEI (the "Merger"), and that at the effective time of the Merger (the "Effective Time"), each Share outstanding (other than Shares owned by Parent, the Purchaser, any of their respective subsidiaries, or BEI, and Shares held by stockholders, if any, who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL relating to dissenters' rights of appraisal) will be converted into the right to receive the Offer price of $6.8426 per Common Share in cash or $13.6852 per Series A Share in cash, as applicable.

        As a result of the purchase of Shares by the Purchaser in the Offer constituting more than 90% of the outstanding voting securities of BEI, the Merger may be completed without a vote of holders of Shares in accordance with the DGCL.

        Pursuant to the Merger Agreement, the consummation of the Offer was contingent upon the receipt by the Purchaser of letters of resignation from four current members of the Board of Directors of BEI, including all employee directors. The resignations of Charles Crocker, Dr. Ralph M. Richart, Dr. Lawrence A. Wan and Dr. Richard W. Turner were tendered to the Purchaser on June 26, 2002. The Merger Agreement also provides that upon consummation of the Offer, Parent is entitled to designate such number of directors on the BEI Board of Directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Board by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. Pursuant to this provision, on June 26, 2002, Parent designated Lawrence C. Best, Stephen F. Moreci, Lawrence J. Knopf and Paul W. Sandman to BEI's Board of Directors (the "Parent Designees"). The name, age, present principal occupation or employment and five-year employment history of each of the Parent Designees are set forth in Schedule I to the Offer to Purchase filed by Parent and Purchaser with

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the Securities and Exchange Commission as Exhibit (a)(1) to the Tender Offer
Statement on Schedule TO on May 30, 2002, and mailed to BEI's stockholders.

        Notwithstanding the foregoing, pursuant to the Merger Agreement, there will be until the Effective Time at least two members of the BEI Board of Directors who were directors on the date of the Merger Agreement and who are not employees of BEI.

        BEI does not know of any arrangement, including any pledge by any person of securities of BEI, the operation of which would at a subsequent time result in a further change in control of BEI.

      This current report is neither an offer to purchase nor a solicitation of an offer to sell securities of BEI Medical Systems Company, Inc. The tender offer will be made solely by an offer to purchase and a related letter of transmittal to be disseminated upon the commencement of the tender offer. Holders of BEI Medical Systems Company, Inc. securities should read the Tender Offer Statement on Schedule TO filed by Boston Scientific Corporation when it becomes available, as well as the Schedule 14D-9 to be filed by BEI Medical Systems Company, Inc., as they will contain important information about the tender offer. Investors can obtain the Tender Offer Statement on Schedule TO, the Schedule 14D-9, and other filed documents, for free from the Securities and Exchange Commission's website http://www.sec.gov after such documents have been filed.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BEI MEDICAL SYSTEMS COMPANY, INC.
Date:  July 2, 2002

                                      By: /s/ Richard W. Turner
                                          -------------------------------------
                                          Richard W. Turner
                                          President and Chief Executive Officer